Execution Version
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

Royalty Purchase Agreement

by and between

Agios Pharmaceuticals, Inc.

and

RPI 2019 Intermediate Finance Trust

Dated as of June 11, 2020

Table of Contents
Page

Table of Contents
Page

ROYALTY PURCHASE AGREEMENT
THIS ROYALTY PURCHASE AGREEMENT (this “Agreement”) is made as of June 11, 2020, by and between Agios Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Purchaser”).
RECITALS
WHEREAS, pursuant to the License Agreement, the Company granted to Licensee a royalty-bearing license in the Field under the Company’s rights in Agios Intellectual Property and Agios Collaboration Intellectual Property to, among other things, commercialize the Licensed Product in the Field on an exclusive basis in the Territory, subject to Agios’ right to conduct certain commercialization activities in the US Territory pursuant to the Commercialization Plan; and
WHEREAS, pursuant to terms set forth in this Agreement, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Royalty.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1

Defined Terms and Rules of Construction
1.1Definitions
. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.
“Agios Collaboration Intellectual Property” shall have the meaning ascribed thereto in Section 1.3 of the License Agreement.
“Agios Collaboration Patent Right” shall have the meaning ascribed thereto in Section 1.3 of the License Agreement.
“Agios Intellectual Property” shall have the meaning ascribed thereto in Section 1.4 of the License Agreement.
“Agios Inventors” is defined in Section 4.10(d).
“Agios Reverted Product” shall have the meaning ascribed thereto in Section 1.8 of the License Agreement.

“Agreement” is defined in the Preamble.
“Annual Net Sales” shall have the meaning ascribed thereto in Exhibit A to the License Agreement.
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale” means that certain bill of sale evidencing the sale, transfer, assignment and conveyance of the Royalty, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”).
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“Buy-In Product” shall have the meaning ascribed thereto in Section 1.15 of the License Agreement.
“Celgene Collaboration Intellectual Property” shall have the meaning ascribed thereto in Section 1.19 of the License Agreement.
“Celgene Program Option” shall have the meaning ascribed thereto in Section 3.2 of the License Agreement.
“Celgene Reverted Product” shall have the meaning ascribed thereto in 1.24 of the License Agreement.
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.
“Co-Commercialized Product” has the meaning ascribed thereto in Section 1.28 of the License Agreement.
“Commercialization Plan” shall have the meaning ascribed thereto in Section 6.2(a)(i) of the License Agreement.
“Commercialize” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of Licensed Product (including the making, using, importing, selling and offering for sale of the Licensed Product), and shall include post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Licensed Product, importing, exporting or transporting the Licensed Product for sale, and regulatory compliance with respect to the foregoing.
“Commission” means the U.S. Securities and Exchange Commission.
“Commission Documents” means the reports, schedules, forms, statements and other documents required to be filed by the Company during the past twelve (12) months with the Commission pursuant to the reporting requirements of the Exchange Act, including filings incorporated by reference therein and material filed pursuant to Section 13(a) or 15(d) of the Exchange Act.
“Committee” shall have the meaning ascribed thereto in Section 2.1 of the License Agreement.
“Company” is defined in the Preamble.
“Competitive Infringement” means any infringement, unauthorized use or misappropriation by a third party of the Licensed IP that is competitive with the Licensed Product.
“Confidential Information” is defined in Section 7.1.
“Control” shall have the meaning ascribed thereto in Section 1.42 of the License Agreement. For the avoidance of doubt, where used in this Agreement, Control of applicable intellectual property by the Company is subject to the licenses granted by the Company to Licensee under the License Agreement.
“Cover” shall have the meaning ascribed thereto in Section 1.44 of the License Agreement.
“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, or similar proceeding, following or as a result of which the Licensee fails to pay amounts owing under the License Agreement in respect of the Royalty as a result of the Licensee’s financial distress, creditworthiness, or insolvency.
“Development” shall have the meaning ascribed thereto in Section 1.46 of the License Agreement.
“Development Plan” shall have the meaning ascribed thereto in Section 3.9(a) of the License Agreement.
“DGCL” means the Delaware General Corporation Law.
“Disclosed Information” means, collectively, (i) any Royalty Reports, (ii) any commercialization reports, marketing reports, or similar materials that the Licensee is required to deliver, to the Company pursuant to the License Agreement and (iii) all notices that relate to the Licensed Product sent by the Licensee to the Company, whether pursuant to the License Agreement or otherwise.
“Disclosing Party” is defined in Section 7.1.
“Disclosure Schedule” means the Disclosure Schedule, attached hereto as Exhibit B and dated as of the date hereof and delivered by the Company to the Purchaser.
“Excess Amount” is defined in Section 6.2(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Third Party Agreements” shall have the meaning ascribed thereto in Section 1.53 of the License Agreement.
“Failed Product” shall have the meaning ascribed thereto in Section 9.6(a)(iv) of the License Agreement.
“Field” shall have the meaning ascribed thereto in Section 1.56 of the License Agreement.
“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Indemnified Party” is defined in Section 8.1.
“Indemnifying Party” is defined in Section 8.1.
“Independent Program” shall have the meaning ascribed thereto in Section 1.67 of the License Agreement.
“JCC” shall have the meaning ascribed thereto in Section 2.1 of the License Agreement.
“Joint Patent” shall have the meaning ascribed thereto in Section 10.1(c) of the License Agreement.
“Knowledge of the Company” means the actual knowledge of [**] after due inquiry.
“License Agreement” means that certain Discovery and Development Collaboration and License Agreement, dated as of April 14, 2010, by and between the Company and the Licensee,

as amended by that certain Amendment No. 1, dated October 3, 2011, by and between the Company and the Licensee, that certain Amendment No. 2, dated October 3, 2011, by and between the Company and the Licensee, and that certain Amendment No. 3, dated July 14, 2014, by and between the Company and the Licensee.
“Licensed Agios Patents” means the Agios Patent Rights and the Agios Collaboration Patent Rights, as each such capitalized term is defined in the License Agreement, that Cover or are otherwise necessary or useful for the Development, Manufacture and/or Commercialization of the Licensed Product.
“Licensed IP” means the Agios Intellectual Property and the Agios Collaboration Intellectual Property, in each case that is necessary or useful for the Development, Manufacture and/or Commercialization of the Licensed Product.
“Licensed Product” means, collectively, (a) the product known as IDHIFA (enasidenib) that is approved by the U.S. Food and Drug Administration for marketing in the U.S. Territory pursuant to NDA No. 209606, and (b) any other product that contains the compound enasidenib as an active ingredient, alone or in combination with another active component, in each case of (a) and (b), in any strengths, forms, formulations, administrations or delivery routes.

“Licensee” means Celgene Corporation and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement.
“Licensee Consent” means that certain letter agreement, dated May 12, 2020, by and between the Company and Licensee, attached hereto as Exhibit C-1, as supplemented by that certain letter agreement, dated June 8, 2020, by and among the Company, the Licensee and the Purchaser, attached hereto as Exhibit C-2.
“Licensee Instruction Letter” is defined in Section 3.7.
“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Losses” is defined in Section 8.1.
“Manufacture” shall have the meaning ascribed thereto in Section 1.79 to the License Agreement.
“Material Adverse Effect” means (i)  a material adverse effect on the legality, validity or enforceability of the Transaction Documents, (ii) a material adverse effect on the ability of the Company to perform any of its obligations thereunder, (iii) a material adverse effect on the rights of the Company under the License Agreement with respect to the Royalty, other than as a result of a Permitted Reduction or Credit Event, (iv) a material adverse effect on the validity or enforceability of any of the Licensed Agios Patents that would reasonably be expected to adversely affect in any material respect the timing, amount or duration of the payments to be made to the Purchaser in respect of the Royalty, or (v) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Purchaser in respect of the Royalty or the right of the Purchaser to receive such payments, other than as a result of a Permitted Reduction or Credit Event.
“Net Sales” shall have the meaning ascribed thereto in Exhibit A to the License Agreement.
“New Arrangement” is defined in Section 6.10(c).
“New Licensee ” is defined in Section 6.10(b).
“[**]” is defined in Section 4.10(d).
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith and (iii) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets.
“Permitted Reduction” means a Royalty Reduction pursuant to Sections 9.7(f)(ii), 9.7(g)(iii) or 9.11(a) of the License Agreement with respect to the Licensed Product.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Picked Product” shall have the meaning ascribed thereto in Section 1.99 of the License Agreement.
“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.
“Proceeds” means any amounts actually recovered by the Company as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the Royalty.
“Program” shall have the meaning ascribed thereto in Section 1.102 of the License Agreement.
“Purchase Price” means Two Hundred and Fifty-Five Million Dollars ($255,000,000).
“Purchaser” is defined in the Preamble.
“Q2 Company Share” is defined in Section 6.2(c).
“Receiving Party” is defined in Section 7.1.

“Representative” means, with respect to any Person, (i) any member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Reversionary Rights” is defined in Section 6.10(a).
“ROW Territory” shall have the meaning ascribed thereto in Section 1.112 of the License Agreement.
“Royalty” means, collectively, (a) for the period commencing April 1, 2020 and thereafter, all of the Company’s right, title and interest in and to (i) all payments payable to the Company by Licensee under Section 9.7 of the License Agreement with respect to all Net Sales of the Licensed Product in the Territory, (ii) without duplication of any payments described in clause (a)(i), any payments payable to the Company by Licensee under Section 14.3(b)(ii) of the License Agreement, (iii) any payments payable to the Company under the License Agreement in lieu of such payments described in clause (a)(i) and clause (a)(ii), (iv) any payments payable to the Company under Section 10.3(e) of the License Agreement to the extent related to the Licensed Product (other than for any unreimbursed costs payable to Company thereunder) and (v) any payments payable to the Company under Section 9.13 of the License Agreement in respect of the payments described in clauses (a)(i) to (iv); and (b) all of the Company’s right, title and interest in and to (i) the [**] Dollar ($[**]) payment payable to the Company by Licensee upon achievement of the milestone event that is set forth in the third row of the table contained in Section 9.6(a) of the License Agreement, (ii) the [**] Dollar ($[**]) payment payable to the Company by Licensee upon achievement of the milestone event that is set forth in the fourth row of the table contained in Section 9.6(a) of the License Agreement and (iii) any payments payable to the Company under Section 9.13 of the License Agreement in respect of the payments described in clauses (b)(i) and (ii); provided that, notwithstanding Section 9.6(a)(iii)(B) of the License Agreement, the portion of the Royalty set forth in this clause (b) shall only include the payment payable to the Company by Licensee upon the first achievement of each of the milestone events referenced in the foregoing clauses (b)(i) and (b)(ii).
“Royalty-Bearing Product” shall have the meaning ascribed thereto in Section 1.113 of the License Agreement.
“Royalty Reduction” is defined in Section 4.8(l).
“Royalty Reports” means the quarterly reports deliverable by Licensee to the Company pursuant to Section 9.8 of the License Agreement.
“Sales Milestone” means the milestone payable to the Company pursuant to Section 9.6(c) of the License Agreement.
“Second Generation Product” shall have the meaning ascribed thereto in Section 9.6(a)(iv) of the License Agreement.

“Shortfall Amount” is defined in Section 6.2(d).
“Specified Financing Statements” is defined in Section 2.4.
“Split Product” shall have the meaning ascribed thereto in Section 1.115 of the License Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other entity, whether or not incorporated, of which at least 50% of the securities having, by their terms, ordinary voting power to elect members of the board of directors, or other bodies performing similar functions with respect to such entity, is directly or indirectly owned by such Person.
“Terminated Program” shall have the meaning ascribed thereto in Section 1.121 of the License Agreement.
“Territory” shall have the meaning ascribed thereto in Section 1.122 of the License Agreement.
“Transaction Documents” means this Agreement, the Licensee Consent, the Licensee Instruction Letter and the Bill of Sale.
“UCC” means the New York Uniform Commercial Code as in effect from time to time.
“US Territory” shall have the meaning ascribed thereto in Section 1.126 of the License Agreement.
1.2Certain Interpretations
. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”
(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)references to a Person are also to its permitted successors and assigns;
(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(h)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
1.3Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
SECTION 2

Purchase and Sale of Royalty
2.1Sale of Royalty. Subject to the terms and conditions hereof, at the Closing, the Company shall sell, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Company, free and clear of all Liens, all of the Company’s right, title and interest in and to all of the Royalty.
2.2Purchase Price. The purchase price to be paid to the Company for the sale, transfer, assignment and conveyance of the Company’s right, title and interest in and to the Royalty to the Purchaser, is the Purchase Price.
2.3No Assumed Obligations. Notwithstanding any provision in this Agreement to the contrary, the Purchaser is purchasing, acquiring and accepting only the Royalty, and is not assuming any liability or obligation of the Company of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise. Except as specifically set forth herein in respect of the Royalty purchased, acquired and accepted hereunder, the Purchaser does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Company under the License Agreement or any other assets of the Company.
2.4True Sale of Royalty. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Royalty contemplated by this Agreement constitute a sale of the Royalty from the Company to the Purchaser and not a financing transaction, borrowing or loan. Following the Closing, the Purchaser will be the owner of the Royalty, the Purchaser will have no right to return the Royalty to the Company, and the Company will have no right to repurchase the Royalty from the Purchaser. The sole recourse of the Purchaser against the Company in respect of the Royalty will be (a) for Royalty Reductions, only to the extent permitted under Section 6.3 hereof, and (b) indemnification for Losses, only to the extent permitted under Section 8 hereof; provided, however, that nothing in this Section 2.4 shall otherwise limit the Company’s obligations under its covenants in Section 6 and elsewhere in this Agreement or the Company’s liability for failure to perform such obligations. Accordingly, the Company shall treat the sale, transfer, assignment and conveyance of the Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC for legal and tax purposes, and the Company hereby authorizes the Purchaser to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Company as the debtor and the Purchaser as the secured party in respect of the Royalty (the “Specified Financing Statements”). Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Purchaser in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Company does hereby grant to the Purchaser, as security for the obligations of the Company hereunder, a first priority security interest in and to all right, title and interest of the Company, in, to and under the Royalty and any “proceeds” (as such term is defined in the UCC) thereof, and the Company does hereby authorize the Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest.
SECTION 3

Closing; Payment of Purchase Price
3.1Closing. The purchase and sale of the Royalty shall take place remotely via the exchange of documents and signatures (the “Closing”) on the date hereof, or at such other time as agreed by both parties (the “Closing Date”). At the Closing, the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to the account specified by the Company on Exhibit D.
3.2Closing Certificates.
(a)Company’s Closing Certificate. At the Closing, the Company shall deliver to the Purchaser a certificate of the Secretary of the Company, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of the Company executing this Agreement and (ii) as to the attached copies of Company’s certificate of incorporation, bylaws and resolutions adopted by the Board of Directors authorizing the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.
(b)Purchaser’s Incumbency Certificate. At the Closing, the Purchaser shall deliver to the Company a certificate of an authorized person of the owner trustee of the Purchaser certifying as to the incumbency of the authorized person executing this Agreement on behalf of Purchaser.

3.3Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price by the Company, the Company shall deliver to the Purchaser the duly executed Bill of Sale.
3.4Form W-9. At the Closing, the Company shall deliver to the Purchaser a valid, properly executed IRS Form W-9 certifying that the Company is exempt from U.S. federal withholding tax and “backup” withholding tax.
3.5Form W-8BEN-E. At the Closing, the Purchaser shall deliver to the Company a valid, properly executed IRS Form W-8BEN-E certifying that the Purchaser is exempt from U.S. federal withholding tax with respect to any and all payments of and in respect of the Royalty.
3.6Data Room. At the Closing, the Company shall deliver to the Purchaser an electronic copy of all the information and documents posted to the virtual data room in the folder titled “IDHIFA” or that otherwise specifically relate to the Licensed Product, Licensed IP or Royalty established by the Company as of the date hereof and made available to the Purchaser via Intralinks, for archival purposes only and to be held in escrow in the event of a future dispute regarding its contents.
3.7Licensee Instruction Letter. At the Closing, the Company shall deliver to the Purchaser a duly executed counterpart to the instruction letter, in substantially the form attached hereto as Exhibit E (the “Licensee Instruction Letter”), notifying Licensee of the Closing and instructing Licensee to pay the Royalty to the account specified by the Purchaser, which the Purchaser shall deliver to the Licensee promptly following the Closing.
SECTION 4

Representations and Warranties of the Company
Except as set forth on the Disclosure Schedule, the Company hereby represents and warrants the following as of the date hereof:
4.1Organization and Good Standing and Qualifications. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), and has all requisite corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as now being conducted. The Company is not in violation or default of any of the provisions of its respective certificate of incorporation, bylaws, or other organizational documents. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.
4.2Authorization.

(a)The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents.
(b)The execution, delivery and performance of the Transaction Documents by the Company, the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company, its Board of Directors and its stockholders is required.
(c)The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or by other equitable principles of general application.
4.3No Conflicts.
(a)The execution, delivery and performance of this Agreement and any other document or instrument contemplated hereby by the Company and the consummation by the Company of the transactions contemplated hereby, do not:
(i)violate any provision of the certificate of incorporation or bylaws of the Company;
(ii)violate any provision of any judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound;
(iii)violate, to its Knowledge, any federal, state or local statute, rule or governmental regulation;
(iv)conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party where such default or conflict would reasonably be expected to result in a Material Adverse Effect;
(v)create or impose a Lien on any property or assets of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound, which would reasonably be expected to result in a Material Adverse Effect;
(vi)result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company are bound or affected where such violation would reasonably be expected to result in a Material Adverse Effect; or

(vii)require any consent of any third-party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject, where the failure to obtain any such consent would reasonably be expected to result in a Material Adverse Effect.
(b)Assuming the accuracy of the relevant representations and agreements of the Purchaser set forth herein, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental agency or other Person in connection with the execution, delivery or performance of any of its obligations under the Transaction Documents, other than any required filings pursuant to the Exchange Act or the rules of the Commission.
4.4No Undisclosed Liabilities. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any of its Subsidiaries (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses since March 31, 2020.
4.5No Undisclosed Events or Circumstances. Except for the transactions contemplated by the Transaction Documents, no event or circumstance has occurred or exists with respect to the Company, its Subsidiaries or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
4.6Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary, or any of their respective properties or assets that would reasonably be expected to result in a Material Adverse Effect. No judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which would reasonably be expected to result in a Material Adverse Effect.
4.7Compliance with Law. The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as would not reasonably be expected to cause a Material Adverse Effect. The Company holds all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
4.8License Agreement
(a)Agreements. Attached hereto as Exhibit F-1 is a true, correct and complete copy of the License Agreement, including any plans, budgets, schedules, exhibits, ancillary agreements, instruments, certificates or other documents attached thereto. Attached hereto as Exhibit F-2 and Exhibit F-3, respectively, are true, correct and complete copies of that certain letter agreement, dated May 17, 2016, by and between the Company and Licensee, that certain letter agreement, dated September 4, 2018, by and between the Company, Licensee, Agios International SARL and Celgene International II SARL, [**]. The Company has delivered to the Purchaser true, correct and complete copies of the following communications under the License Agreement since January 1, 2018: Royalty Reports, commercialization reports, commercialization plans and marketing reports that Licensee has delivered to the Company pursuant to the License Agreement and all written minutes of, and written documents delivered to participants at meetings of the JCC and of any subcommittees thereof. [**].
(b)No Other Agreements.
(i)Except for the Licensee Consent and the Licensee Instruction Letter, the License Agreement is the only agreement or instrument between the Company (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating, directly or indirectly, to the Licensed Product, the Licensed IP or the Royalty.
(ii)(1) Except for the License Agreement, the Licensee Consent and the Licensee Instruction Letter, and as set forth on Schedule 4.8(b)(ii)(1), there are no other agreements, instruments, arrangements or understandings between the Company (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, including any Existing Third Party Agreements, that relate to the Licensed Product (including the development or commercialization thereof, including under any Commercialization Plan or any Development Plan or any related budgets), the Licensed IP, or the Royalty. (2) Except as set forth on Schedule 4.8(b)(ii)(2), there are no other amendments, supplements, modifications of, to or under the License Agreement as of the date hereof.
(iii)The Company has not waived or amended any provision of the License Agreement since July 14, 2014 that would reasonably be expected to result in a Material Adverse Effect. The Company has not, in the [**] prior to the date of this Agreement, proposed or received any proposal to waive or amend any provision of the License Agreement, except as set forth in the Licensee Consent (and drafts thereof exchanged between the Company and the Licensee). The Company does not have any plans to further amend or waive any provision of the License Agreement.

(c)Licenses/Sublicenses. The Company has not granted or consented to any license or sublicense in respect of the Company’s rights and obligations under the License Agreement relating to the Licensed IP in the Territory and, to the Knowledge of the Company, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement relating to the Licensed IP in the Territory.
(d)Validity and Enforceability. The License Agreement is a valid and binding obligation of the Company and Licensee in accordance with its terms. The License Agreement is enforceable against the Company and Licensee in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law) or by any Credit Event. The Company has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including Licensee’s obligation to pay any portion of the Royalty without set-off of any kind.
(e)Licensed Product. The Licensed Product (i) is a Co-Commercialized Product and a Royalty-Bearing Product and (ii) is not a Failed Product, a Second Generation Product, a Split Product, a Buy-In Product, a Picked Product, a Celgene Reverted Product, an Agios Reverted Product or part of a Terminated Program or an Independent Program, in each case, under the License Agreement, and Licensee has validly exercised its Celgene Program Option under the License Agreement with respect to the Licensed Product. Licensee is contractually obligated under the License Agreement to pay royalties in accordance with Section 9.7(a) thereof on aggregate worldwide Annual Net Sales of the Licensed Product in the Territory, subject to Permitted Reductions. To the Knowledge of the Company, no development, regulatory, or commercial activities are being conducted for any “Licensed Product” (as such term is defined in the License Agreement) under the License Agreement except for the Licensed Product (as such term is defined herein).
(f)No Liens or Assignments by the Company. The Company has not, except for Permitted Liens or as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or with respect to all or any portion of its right, title and interest in and to the Royalty, the Licensed Product or the Licensed IP, nor has the Company consented to any such assignment, transfer or Lien.
(g)No Waivers or Releases. The Company has not granted any material waiver under the License Agreement with respect to the Royalty, the Licensed Product or the Licensed IP and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement with respect to the Royalty, the Licensed Product or the Licensed IP, including under any applicable Commercialization Plan for the Licensed Product or Development Plan for the Licensed Product or related budgets.
(h)No Termination. (i) The Company has not (1) given Licensee any notice of termination of the License Agreement in whole or any notice expressing any intention to terminate the License Agreement with respect to the Royalty, the Licensed Product or the

Licensed IP or as a whole or (2) received any notice of termination of the License Agreement in whole or any notice expressing any intention to terminate the License Agreement with respect to the Royalty, the Licensed Product or the Licensed IP or as a whole. (ii) To the Knowledge of the Company, no event has occurred that would give rise to the expiration or termination of the License Agreement with respect to the Royalty, the Licensed Product or the Licensed IP or as a whole. (iii) Except as set forth on Schedule 4.8(h), the Company has not (1) given Licensee any notice of termination of the License Agreement in part or (2) received any notice of termination of the License Agreement in part, and none of such notices of termination set forth on Schedule 4.8(h) relate to the Royalty, the Licensed Product or the Licensed IP.
(i)No Breaches or Defaults. There is and has been no material breach or default under any provision of the License Agreement either by the Company (or any predecessor or Affiliate thereof) or, to the Knowledge of the Company, by Licensee (or any predecessor or Affiliate thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by the Company or, to the Knowledge of the Company, by Licensee.
(j)Payments Made. To the Knowledge of the Company, the Company has received from Licensee the full amount of the payments due and payable under the License Agreement by Licensee to the Company.
(k)No Indemnification Claims. The Company has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Company received any claims for indemnification under the License Agreement, whether pursuant to Article 13 thereof or otherwise. To the Knowledge of the Company, no event exists that would give rise to a claim for indemnification under the License Agreement with respect to the Licensed Product, the Licensed IP or the Royalty.
(l)No Royalty Reductions. The amount of the Royalty paid under Section 9.7 of the License Agreement has not been and, to the Knowledge of the Company, the amount of the Royalty due and payable under Section 9.7 of the License Agreement is not, as of the date hereof, subject to any claim against the Company pursuant to any right of set-off, counterclaim, or credit, by contract or otherwise, including any Permitted Reduction (a “Royalty Reduction”). To the Knowledge of the Company, no event or condition currently exists that, upon notice or otherwise, would permit Licensee to make, or have the right to make, any Royalty Reduction in respect of the Royalty.
(m)No Notice of Infringement. The Company has not received any written notice from, or given any written notice to, Licensee pursuant to Section 10.3(a) or Section 10.4(a) of the License Agreement.
(n)Audits. Since April 14, 2010, neither the Company nor Licensee has initiated, pursuant to Section 9.10 of the License Agreement, any inspection or audit of books of accounts or other records pertaining to Net Sales of the Licensed Product or the Royalty or other amounts payable by Licensee to the Company under the License Agreement related to the

Licensed Product or the Licensed IP, including any applicable Commercialization Plans or Development Plans or related budgets.
4.9Title to Royalty. The Company has good and marketable title to the Royalty free and clear of all Liens (other than Permitted Liens). Upon payment of the Purchase Price to the Company by the Purchaser at the Closing, the Purchaser will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Royalty, free and clear of all Liens (other than Liens created by the Purchaser).
4.10Intellectual Property.
(a)Schedule 4.10(a)(i) of the Disclosure Schedule lists all Licensed Agios Patents. The Company Controls all of the Licensed Agios Patents. To the Knowledge of the Company, the Company and Licensee collectively are the sole owners of, and collectively have the sole interest in, the Joint Patents, and the Company is the sole owner of, and has the sole interest in, its undivided half interest in each of the Joint Patents. Schedule 4.10(a)(i) of the Disclosure Schedule specifies as to each of the Licensed Agios Patents, as applicable, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates, and, solely with respect to the Licensed Agios Patents for which the Company controls prosecution and maintenance, the record owner of each such patent or patent application.
(b)To the Knowledge of the Company, there are no pending or threatened litigations, interferences, reexamination, oppositions or like procedures involving any Licensed Agios Patent.
(c)All of the issued Licensed Agios Patents for which the Company controls prosecution and maintenance, and to the Knowledge of the Company all of the issued Licensed Agios Patents for which the Company does not control prosecution and maintenance, are in full force and effect and have not lapsed, expired or otherwise terminated. To the Knowledge of the Company all of the issued Licensed Agios Patents are valid and enforceable. The Company has not received any written notice relating to the lapse, expiration or other termination of any of the issued Licensed Agios Patents, or any written legal opinion that alleges that any of the issued Licensed Agios Patents is invalid or unenforceable.
(d)There is no Person who is, or claims to be, an inventor under any of the (i) owned Licensed Agios Patents that are not Joint Patents or [**].
(e)The Company has not, and, to the Knowledge of the Company, Licensee has not, received any written notice of any claim by any Person challenging inventorship or ownership of, the rights of the Company or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Agios Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Licensed Product infringes any patent or other intellectual property rights of such Person.

(f)To the Knowledge of the Company, the discovery and development of the Licensed Product did not and has not infringed, violated or misused any patent or other intellectual property rights owned by any third party. The Company has not, and, to the Knowledge of the Company, Licensee has not, in-licensed any intellectual property right covering the manufacture, use, sale, offer for sale or import of the Licensed Product.
(g)To the Knowledge of the Company, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Product does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person.
(h)To the Knowledge of the Company there has been no Competitive Infringement of the Licensed Agios Patents by any third party.
(i)All required maintenance fees, annuities and like payments with respect to the Licensed Agios Patents for which Company controls the prosecution and maintenance in accordance with Section 10.2 of the License Agreement, and to the Knowledge of the Company, with respect to all other Licensed Agios Patents, have been timely paid.
4.11UCC Representation and Warranties. The Company’s exact legal name is, and for the immediately preceding ten years has been, “Agios Pharmaceuticals, Inc.”. The Company is, and for the prior ten years has been, incorporated under the laws of the State of Delaware.
4.12Brokers. Other than Cowen and Company, LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
SECTION 5

Representations and Warranties of the Purchaser
The Purchaser hereby represents and warrants the following as of the date hereof:
5.1Experience. The Purchaser is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the Purchaser’s prospective investment in the Company, and has the ability to bear the economic risks of the investment. The Purchaser has sufficient cash to pay the Purchase Price at the Closing and acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
5.2Access to Information. The Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities. The Purchaser has had a full opportunity to ask questions of and receive answers from the

Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of the purchase of the Royalty. The Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.
5.3Enforceability. This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) Bankruptcy Laws.
5.4Authorization. The Purchaser has the requisite trust power and authority to enter into and perform its obligations under the Transaction Documents. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of its owner trustee and no further consent or authorization of the Purchaser and its owner trustee is required.
5.5No Conflicts.
(a)The execution, delivery and performance of this Agreement, and any other document or instrument contemplated hereby, by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not:
(i)violate any provision of the organizational documents of the Purchaser;
(ii)conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party;
(iii)result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Purchaser or any of its Subsidiaries; or
(iv)require any consent of any third-party that has not been obtained pursuant to any material contract to which the Purchaser is subject.
(b)Assuming the accuracy of the relevant representations and agreements of the Company set forth herein, the Purchaser is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental agency or other Person in connection with the execution, delivery or performance of any of its obligations under the Transaction Documents, other than any required filings or approvals under the Exchange Act or the rules of the Commission.
SECTION 6

Covenants
6.1Disclosures. Except for a press release previously approved in form and substance by the Company and the Purchaser, or any other public announcement using substantially the same text as such press release, neither the Company nor the Purchaser shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to the Transaction Documents or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).
6.2Payments Received in Error; Interest.

(a)Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Royalty is made to the Company, the Company shall pay such amount to the Purchaser, promptly (and in any event within [**] after the date on which the Company is notified of such payment) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, without any deduction, recoupment or offset for any reason whatsoever. The Company shall notify the Purchaser of such wire transfer and provide reasonable details regarding the Royalty payment so received by the Company. The Company agrees that, in the event any portion of the Royalty is paid to the Company, the Company (i) until paid to the Purchaser, shall hold such payment received in trust for the benefit of the Purchaser, and (ii) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any Lien on such payment.
(b)Commencing on the Closing Date and at all times thereafter, if any payment due under the License Agreement that does not constitute the Royalty is made to the Purchaser, the Purchaser shall pay such amount to the Company, promptly (and in any event within [**] after the date on which the Purchaser is notified of such payment) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Company, without any deduction, recoupment or offset for any reason whatsoever. The Purchaser shall notify the Company of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Purchaser. The Purchaser agrees that, in the event any payment due under the License Agreement that does not constitute the Royalty is paid to the Purchaser, the Purchaser (i) until paid to the Company, shall hold such payment received in trust for the benefit of the Company, and (ii) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any Lien on such payment.
(c)Promptly (and in any event within [**]) after the date on which the Purchaser receives payment of the Royalty in respect of Net Sales for the period commencing April 1, 2020 and ending June 30, 2020, the Purchaser shall pay to the Company (by wire transfer of immediately available funds to an account designated in writing by the Company, without any deduction, recoupment or offset for any reason whatsoever) an amount equal to [**] percent ([**]%) of the amount of such payment of the Royalty received by the Purchaser for such period (the “Q2 Company Share”). The Purchaser shall notify the Company of such wire transfer. Until paid to the Company, the Purchaser shall hold the Q2 Company Share for the benefit of the Company and shall have no right, title or interest in the Q2 Company Share and shall not pledge or otherwise grant any Lien on the Q2 Company Share.
(d)If the Royalty paid for any period commencing on April 1, 2020 or later is reduced (other than as a result of a Permitted Reduction) by Licensee in a manner permitted by the License Agreement due to an overestimate by the Licensee of Net Sales for any period prior to April 1, 2020 to less than the amount that would have been received by the Purchaser had such overestimate not occurred (the amount of such reduction in the Royalty, the “Shortfall Amount”), then the Company shall promptly pay the Purchaser the Shortfall Amount (or, in the case of the period from April 1, 2020 to June 30, 2020, [**] percent ([**]%) of the Shortfall Amount). If the Royalty paid for any period commencing on April 1, 2020 or later is increased by Licensee in a manner permitted by the License Agreement due to an underestimate by the Licensee of Net Sales for any period prior to April 1, 2020 to more than the amount that would have been received by the Purchaser had such underpayment underestimate not occurred (the amount of such increase in the Royalty, the “Excess Amount”), then the Purchaser shall promptly pay the Company the Excess Amount (or, for the period from April 1, 2020 to June 30, 2020, [**] percent ([**]%) of the Excess Amount.
(e)A late fee of [**]% over the Prime Rate shall accrue on all unpaid amounts with respect to any sum payable under Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) beginning [**] after payee’s receipt of notice from the other party hereto of such erroneous payment.
6.3Royalty Reduction. If Licensee exercises any Royalty Reduction against any payment of the Royalty other than a Permitted Reduction, and if such Royalty Reduction reduces any amount paid to the Purchaser in respect of the Royalty to less than the amount that would have been received by the Purchaser in respect of the Royalty had such Royalty Reduction not been exercised by Licensee, then the Company shall promptly (and in any event within [**] following the Company’s receipt of notice from the Purchaser of the payment of the Royalty affected by such Royalty Reduction) make a true-up payment to the Purchaser such that the Purchaser receives the full amount of such Royalty payment that would have been payable to the Purchaser had such Royalty Reduction not occurred. For the avoidance of doubt, any nonpayment by Licensee as a result of a Credit Event shall not constitute a Royalty Reduction for purposes of this Section 6.3 and shall not obligate the Company to make any payment under this Section 6.3.
6.4Royalty Reports and Other Information; Plans. Promptly (and in any event within [**]) following the receipt by the Company of any IDHIFA Confidential Information (as defined in the Licensee Consent) or any Disclosed Information that the Licensee has not provided to the Purchaser directly, the Company shall furnish a true, correct and complete copy of the same to the Purchaser. On a calendar quarterly basis, the Company shall deliver to the Purchaser an updated copy of Schedule 4.10(a)(i).
6.5Notices to the Licensee. The Company and the Purchaser shall consult prior to the Company sending any material written notice to Licensee relating to, directly or indirectly, the Licensed Product, the Licensed IP, the Royalty or the License Agreement. The Company shall not send any such notice without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall send to the Licensee such notices as the Purchaser shall reasonably request.
6.6Inspections and Audits.
(a)At the written request of the Purchaser, the Company shall, to the extent permitted under Section 9.10 of the License Agreement, cause an inspection or audit by an internationally recognized independent accounting firm to be made for the purpose of determining the correctness of, or to ensure compliance with the License Agreement that would reasonably be expected to impact, the Royalty payments made under the License Agreement. With respect to any inspection requested by the Purchaser, the Company shall, for purposes of Section 9.10 of the License Agreement, select such independent accounting firm as the Purchaser shall select for such purpose (subject to the Licensee’s right of reasonable objection to such firm as provided in Section 9.10 of the License Agreement). The Company shall not, without the Purchaser’s prior written consent, cause an inspection or audit to be made under Section 9.10 of the License Agreement with respect to the Royalty. The Purchaser shall pay the Company the expenses of any inspection or audit (including the fees and expenses of such independent public accounting firm designated for such purpose) undertaken at the Purchaser’s request that would otherwise be borne by the Company pursuant to the License Agreement (if and as such expenses are actually incurred by the Company). Notwithstanding the foregoing, in the event that the Company desires to exercise its audit right in a given Calendar Year with respect to the Sales Milestone, the Company shall notify the Purchaser and the parties shall reasonably cooperate on the Company’s exercise of its audit right under the License Agreement for such Calendar Year.
6.7Amendment or Assignment of License Agreement. The Company shall not, without the Purchaser’s prior written consent, assign, amend, modify, supplement or restate (or consent to any assignment, amendment, modification, supplement or restatement of) any provision of the License Agreement that directly or indirectly relates to or could reasonably be expected to impact the Licensed Product, the Licensed IP or the Royalty, including the overall effectiveness of the License Agreement or the Company’s ability to satisfy its obligations thereunder. Subject to the foregoing, promptly, and in any event within [**], following receipt by the Company of any final assignment, amendment, modification, supplement or restatement of the License Agreement, the Company shall furnish a copy of the same to the Purchaser.
6.8Maintenance of Agreements. The Company shall comply in all material respects with its obligations under the License Agreement, including any Commercialization Plan and Development Plan and related budgets pertaining directly or indirectly to the Licensed Product, and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or default thereunder by the Company. The Company may exercise its rights under Section 2.11 or Section 6.3(g) of the License Agreement without the prior written consent of the Purchaser, provided that the Company provides prior written notice to the Purchaser of its intention to exercise such rights. Promptly, and in any event within [**], after receipt of any (written or oral) notice from Licensee of an alleged breach or default by the Company under the License Agreement, the Company shall give notice thereof to the Purchaser, including delivering to the Purchaser a copy of any such written notice. The Company shall use its reasonable best efforts to cure any breaches or defaults by it under the License Agreement and shall give written notice to the Purchaser upon curing any such breach or default. The Company shall consult with the Purchaser as to any action the Company proposes to take to dispute or cure any alleged breach or default under the License Agreement, and in connection with any dispute regarding an alleged breach or default under the License Agreement, shall employ such counsel, reasonably acceptable to the Company, as the Purchaser may select. The Company shall not, without the prior consent of the Purchaser, (a) forgive, release or compromise any amount owed to or becoming owed to the Company under the License Agreement in respect of the Royalty or (b) waive any obligation of, or grant any consent to, Licensee under, in respect of or related to the Royalty, provided that neither the occurrence of a Credit Event nor any automatic effect of a Credit Event under the License Agreement without an affirmative action of the Company shall itself be deemed any forgiving, release, compromise, waiver or consent by the Company. The Company shall not exercise or enforce its applicable rights under the License Agreement in any manner that would be reasonably be expected to result in a Material Adverse Effect.
6.9Enforcement of Agreements.

(a)Notice of Breaches by Licensee. Promptly (and in any event within [**]) after the Company becomes aware of, or comes to believe in good faith that there has been, a breach of the License Agreement by Licensee, the Company shall provide notice of such breach to the Purchaser. In addition, the Company shall provide to the Purchaser a copy of any written notice of breach or alleged breach of the License Agreement delivered by the Company to Licensee as soon as practicable and in any event not less than [**] following such delivery.
(b)Enforcement of License Agreement. In the case of any breach by Licensee referred to in Section 6.9(a), the Company shall consult with the Purchaser regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement. The Company shall, (i) if requested in writing by the Purchaser, within [**] after receipt of such request, exercise such rights and remedies relating to any such breach related directly or indirectly to the Licensed Product, the Licensed IP or the Royalty as shall be available to the Company, whether under the License Agreement or by operation of law, as instructed by the Purchaser, and (ii) if requested by the Purchaser, the Company shall employ such counsel reasonably acceptable to the Company as the Purchaser shall recommend for such purpose; provided, however, that nothing herein shall limit the Company’s exercise of its rights under the License Agreement (in its sole discretion and at its own cost and expense) related to the Company’s rights, and the Licensee’s obligations, with respect to the Sales Milestone or achievement thereof.
(c) Allocation of Proceeds and Costs of Enforcement. The Purchaser shall pay all costs and expenses incurred by the Purchaser and the Company (including the fees and expenses of attorneys engaged jointly or separately by the Purchaser and the Company) of any enforcement pursuant to this Section 6.9 undertaken at the Purchaser’s request, as they are incurred and paid. All Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement that relate to the Royalty and are undertaken at the Purchaser’s request shall be paid to the Purchaser net of any such costs and expenses then remaining unpaid. The Company hereby assigns and, if not presently assignable, agrees to assign to the Purchaser the amount of Proceeds due to the Purchaser in accordance with this Section 6.9(c).
6.10Termination of Agreements.
(a)The Company shall not exercise any right to terminate the License Agreement, agree with Licensee to terminate the License Agreement, or take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Licensee the right to terminate the License Agreement, under Article 14 of the License Agreement, in each case, except with the prior written consent of the Purchaser, provided that in no event shall the Company be obligated to prevent any termination of the License Agreement as a result of a Credit Event so long as such termination is not also a result of any affirmative action of the Company.
(b)
(i)If the License Agreement is terminated in whole or in part by Licensee pursuant to Section 14.2(a) of the License Agreement or by the Company pursuant to Section 14.2(b) of the License Agreement, then the Company shall (i) act as reasonably instructed by the Purchaser in pursuing and otherwise exercising the non-exclusive license to the Celgene Collaboration Intellectual Property granted to it under Section 14.3(a)(iv)(B) of the License Agreement and to obtain receipt of the summary report provided for in Section 14.3(a)(iv)(A) of the License Agreement (and promptly, and in any event within [**] after receipt by the Company thereof, deliver such report to the Purchaser) and (ii) if requested in writing by the Purchaser and at the Purchaser’s cost and expense, act as reasonably instructed by the Purchaser in exercising such other rights provided to it under Section 14.3 of the License Agreement to effectuate the grant of the licenses and other rights provided for under Section 14.3 of the License Agreement with respect to the Licensed IP and the Celgene Collaboration

Intellectual Property (those rights provided in the foregoing clauses (i) and (ii) collectively, the “Reversionary Rights”).
(ii)The Purchaser shall have the exclusive right to negotiate one or more licenses or sublicenses to Commercialize the Licensed Product with one or more third parties (each, a “New Licensee”) under the Reversionary Rights (each such license or sublicense, a “New Arrangement”). Notwithstanding such exclusive right, during the [**] period following any such termination of the License Agreement, the Company may submit a reasonably detailed written offer to the Purchaser to Commercialize the Licensed Product under a New Arrangement and for [**] thereafter the Purchaser shall negotiate a New Arrangement exclusively with the Company.  The Company shall reasonably cooperate with the Purchaser, at the Purchaser’s direction, cost and expense, in connection with the negotiation, execution and delivery of any New Arrangement. Any New Arrangement shall not include terms, conditions and limitations that are, in the aggregate, more burdensome to the Company than those contained in the License Agreement.  The Company’s rights and obligations under this Agreement in respect of the License Agreement shall apply to any New Arrangement mutatis mutandis (as applicable to such New Arrangement). The Purchaser shall reimburse the Company for any reasonable and documented third party expenses (including attorneys’ fees) incurred by the Company in connection with the pursuit, negotiation or execution of any New Arrangement with a third party.  As soon as practicable following the execution of any New Arrangement by each party thereto, the Purchaser and the Company shall cooperate with one another to enter into new agreements (or to make amendments to this Agreement, the Bill of Sale, the Licensee Instruction Letter and such other documents and the Purchaser may reasonably request) to effect the foregoing.
6.11Preservation of Rights. The Company shall not hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any portion of the Licensed Agios Patents or the License Agreement, except that the Company may transfer all or substantially all of its assets and business to which the Licensed Agios Patents and the License Agreement relate as long as (i) in connection therewith the counterparty thereto assumes the obligations of the Company hereunder in a writing in form and substance reasonably satisfactory to the Purchaser and (ii) such transaction does not require the Licensee to deduct or withhold from payments of the Royalty any additional taxes pursuant to Section 9.11 of the License Agreement. The Company shall not hereafter subject to a Lien (other than a Permitted Lien), sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Royalty.
6.12Enforcement; Infringement Claims.
(a)The Company shall promptly inform the Purchaser of any known or alleged infringement by a third party of any of the Licensed Agios Patents. The Company shall provide to the Purchaser a copy of any written notice of any known or alleged infringement in the Territory of any of the Licensed Agios Patents delivered or received under Section 10.3(a) of the License Agreement or otherwise as soon as practicable and in any event not less than [**] following such delivery.

(b)If the Company has the right to initiate an enforcement action with respect to Competitive Infringement as set forth in Section 10.3(b) or 10.3(c) of the License Agreement, the Company shall, if requested in writing by the Purchaser, promptly after receipt of such request (and, provided that the Purchaser provides such request at least [**] prior to the deadline provided for in Section 10.3(c) of the License Agreement, no later than such deadline), exercise such right as instructed by the Purchaser and, if requested by the Purchaser, the Company shall employ such counsel reasonably acceptable to the Company as the Purchaser shall recommend for such purpose. The Purchaser shall pay all fees and expenses of such counsel. The Company shall not commence or join any action for Competitive Infringement under Section 10.3(b) or 10.3(c) of the License Agreement without the Purchaser’s prior written consent.
(c)The Company shall use commercially reasonable efforts to, or shall cause another Person to, in each case at the sole expense of the Company, (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain the Licensed Agios Patents for which it controls the prosecution and maintenance in accordance with Section 10.2 of the License Agreement that are necessary or useful to develop, make, have made, use, sell, have sold, import or export the Licensed Product, including payment of maintenance fees or annuities on any such Licensed Agios Patents, (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of the Licensed Agios Patents for which it controls the prosecution and maintenance in accordance with Section 10.2 of the License Agreement and any other forms of patent term restoration in any applicable jurisdiction in accordance with Section 10.5 of the License Agreement, (iii) diligently defend the Licensed Agios Patents for which it controls the defense in accordance with Section 10.4 of the License Agreement against interference or like proceedings by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference), and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against third party infringers), of the Licensed Agios Patents for which it controls the prosecution and maintenance in accordance with Section 10.2 of the License Agreement. For purposes of compliance with this Section 6.12(c), the Company shall reasonably consider the Purchaser’s recommendations of counsel for such purpose. Notwithstanding the foregoing, to the extent the Company decides not to file any such Licensed Agios Patent in the Territory or intends to allow such Licensed Agios Patent to lapse or become abandoned without having first filed a substitute and Licensee does not exercise its step-in rights under Section 10.2(a) of the License Agreement in respect of such Licensed Agios Patent, the Company shall notify and consult with the Purchaser on such decision or intention at least [**] prior to the date upon which such Licensed Agios Patent shall lapse or become abandoned, and, to the extent the Licensee has declined to step-in to assume, as applicable, the filing, prosecution or maintenance of such Licensed Agios Patent in accordance with Section 10.2(a) of the License Agreement, the Purchaser shall thereupon have the right (but not the obligation) to assume the same at its own expense with counsel of its own choice.

In such case, the Company shall use commercially reasonable efforts to transfer such prosecution and maintenance to the Purchaser, at the sole cost of the Purchaser.
6.13Further Assurances. From and after the Closing, each of the Company and the Purchaser shall execute and deliver such additional documents (including the Specified Financing Statements, other financing statements and continuation statements in respect thereof), certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement, including to (a) perfect the sale, assignment, transfer and conveyance of the Royalty to the Purchaser pursuant to this Agreement, (b) perfect, more fully evidence and vest in the Purchaser good, valid and marketable right and interest in and to the Royalty free and clear of all Liens (other than those contemplated by this Agreement) and (c) create, evidence and perfect the security interest granted to the Purchaser pursuant to Section 2.4. The Company shall not (i) liquidate or dissolve, (ii) initiate any bankruptcy or insolvency proceeding relating to the Company, or (iii) without at least [**] prior written notice to the Purchaser (A) change its jurisdiction of organization, (B) change its organizational structure or type, (C) change its legal name or (D) change any organizational number (if any) assigned by its jurisdiction of organization.
SECTION 7

Confidentiality
7.1Confidentiality. Except as provided in this Section 7 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [**] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.
7.2Authorized Disclosure.
(a)Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:
(i)prosecuting or defending litigation;
(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;
(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv)for regulatory, tax or customs purposes;
(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
(vii)upon the prior written consent of the Disclosing Party; or
(viii)disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent (A) that the Disclosing Party determines in good faith that the information to be disclosed is material to an investment in the Disclosing Party and is customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure, or (B) that the information is the sales of the Licensed Product and such information is to be included in the Purchaser’s financial reports to its investors.
(b)Notwithstanding the foregoing, in the event the Disclosing Party is required to make a disclosure of the Receiving Party’s Confidential Information pursuant to Sections 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Receiving Party of such disclosure and use reasonable efforts to secure confidential treatment of such information and to avoid and/or minimize the extent of such disclosure. In any event, the Purchaser shall not file any patent application based upon or using the Confidential Information of Company provided hereunder.

SECTION 8

Indemnification
8.1Indemnification. Each party (an “Indemnifying Party”) hereby indemnifies and holds harmless the other party, such other party’s respective officers, directors, employees, consultants, representatives and advisers, and any and all Affiliates of the foregoing (each of the foregoing, an “Indemnified Party”) from and against all losses, liabilities, costs, damages and expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such Indemnified Party to the extent arising from, connected with or related to (a) breach of any representation or warranty of such Indemnifying Party in this Agreement; (b breach of any covenant or undertaking of any Indemnifying Party in this Agreement; and (c) in the case of Purchaser or its respective other Indemnified Parties, Licensee exercising its right under Section 14.2(b)(ii) to terminate the License Agreement and any related reduction in the amount of the Royalty pursuant to Section 14.3(b)(ii)) of the License Agreement; provided that, with respect to clauses (a), (b) and (c), in no event shall the Company be liable for any Losses as a result of any Credit Event or any Permitted Reduction. Notwithstanding anything herein to the contrary, if Licensee exercises its right under Section 14.2(b)(ii) of the License Agreement to terminate the License Agreement: (i) the Losses which the Purchaser shall be entitled to recover under clause (c) of the immediately preceding sentence shall be equal to [**] percent ([**]%) of then projected net present value of the Royalty (the “Reduced Royalty Value”); (ii) the Company and the Purchaser agree that the Reduced Royalty Value shall be determined based upon (1) a discount rate equal to the then applicable federal rate (AFR), based upon the then projected duration of the Royalty, and (2) consensus Wall Street analyst projections of Net Sales of the Licensed Product; and (iii) Company will automatically owe the Purchaser the Reduced Royalty Value within [**] of Licensee exercising its right under Section 14.2(b)(ii) to terminate the License Agreement (without any requirement for notice from, or other action by, the Purchaser). In calculating Losses of the Purchaser under clause (a) or clause (b) of the first sentence of this Section 8.1, all such Losses shall be reduced by the projected net present value of any amounts payable to the Purchaser under any New Arrangement, with net present value determined in accordance with the immediately preceding sentence. If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs which an Indemnified Party asserts to be an indemnifiable event pursuant to this Section 8, the Indemnified Party will provide written notice to the Indemnifying Party, setting forth the nature of the claim and the basis for indemnification under this Agreement. The Indemnified Party will give such written notice to the Indemnifying Party promptly after it becomes aware of the existence of any such event or occurrence. Such notice will be a condition precedent to any obligation of the Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability. In case any such action is brought by a third party against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense and settlement thereof with counsel reasonably selected by it and, after notice from the Indemnifying Party to the

Indemnified Party of such election so to assume the defense and settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, provided, however, that an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party if (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party; or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between such parties (which such judgment shall be made by counsel to the Indemnified Party in good faith). The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel, as reasonably requested, in the defense of any such asserted claim at no additional cost to the Indemnifying Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would materially and adversely affect the business, operations or assets of the Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed. If an Indemnifying Party makes a payment with respect to any claim under the representations or warranties set forth herein and the Indemnified Party subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.
8.2Limitations on Liability. No party hereto shall be liable for any punitive or special damages under this Section 8 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Section 8) in or pursuant to this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Purchaser shall have no recourse against the Company as a result of any Credit Event or any Permitted Reduction.
8.3Exclusive Remedy. Except as set forth in Section 10.7, the rights of the parties hereto pursuant to (and subject to the conditions of) this Section 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Section 8.
SECTION 9

Termination
9.1Automatic Termination. This Agreement shall continue in full force and effect until sixty (60) days after such time as Licensee is no longer obligated to make any payments of the Royalty, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.
9.2Survival. Notwithstanding anything to the contrary in this Section 9, the following provisions shall survive termination of this Agreement: Section 6.1 (Disclosures), Section 6.2 (Payments Received in Error; Interest), Section 6.6 (Inspections and Audits), Section 7 (Confidentiality), Section 8 (Indemnification), Section 9.2 (Survival) and Section 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

SECTION 10

Miscellaneous
10.1Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York as applied to agreements entered into and performed entirely in the State of New York by residents thereof.
10.2Successors, Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Unless such assignment is made in accordance with Section 6.11, the Company may not assign (a) this Agreement, in part or in whole, (b) all or any portion of its interest in the Licensed IP or (c) all or any of its interest in the License Agreement without the prior written consent of the Purchaser. The Purchaser may assign this Agreement in part or in whole, provided that the Purchaser promptly thereafter notifies the Company and any such assignee promptly thereafter agrees in writing to be bound by all of the obligations of the Purchaser contained in this Agreement (if assigned in whole) or such of the Purchaser’s obligations contained in this Agreement that are assigned (if assigned in part).
10.3Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to the Purchaser, at the following address:
RPI Finance Trust
c/o RP Management, LLC
110 East 59th St, 33rd Floor
New York, NY 10022

Attention: [**]
Telephone: [**]
E-mail: [**]
Facsimile: [**]

with a copy, which shall not constitute notice, to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Arthur McGivern and Robert Crawford
Telephone: (617) 570-1971; (617) 570-1255
Facsimile: (617) 523-1231
E-mail: AMcGivern@goodwinlaw.com; RCrawford@goodwinlaw.com
if to the Company, at the following address:

Agios Pharmaceuticals, Inc.
88 Sidney Street
Cambridge, MA, 02139
Attention: [**]
Telephone:  [**]
E-mail:  [**]

with a copy, which shall not constitute notice, to:

WilmerHale
Attention: Steven D. Barrett and George Shuster
Telephone:  (617) 526-6000
Facsimile: (617) 526-5000
E-mail:  steven.barrett@wilmerhale.com; george.shuster@wilmerhale.com or at such other address as one party shall have furnished to the other party in writing. All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
10.4Expenses. Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.
10.5Finder’s Fees. Each of the Company and the Purchaser shall indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Purchaser, or any of its respective partners, employees, or representatives, as the case may be, is responsible.
10.6Counterparts. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and all of which together shall constitute one instrument.
10.7Specific Performance. Each of the parties hereto acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated. Accordingly, notwithstanding Section 8.3, each of the parties hereto agrees that, without posting bond or other undertaking, the other party hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be inadequate.
10.8Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.
10.9Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and thereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and this Agreement shall supersede any existing confidentiality agreements between the parties, including that certain Confidentiality Agreement by and between the Company and RP Management LLC, dated as of May 15, 2020, with all Confidential Information exchanged thereunder deemed Confidential Information hereunder and subject to the confidentiality and non-use restrictions set forth in Section 7. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein. Neither the Company, on the one hand, nor the Purchaser or any applicable Affiliate of the Purchaser, on the other hand, shall have any right to deduct or offset any amount owing to the other under this Agreement, or under any other agreement between the Company and the Purchaser or any Affiliate of the Purchaser.
10.10Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.
10.11Trustee Capacity of Wilmington Trust. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust deed of the Purchaser, (ii) each of the representations, undertakings and agreements herein made on the part of the Purchaser is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Purchaser and (iii) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Purchaser or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Purchaser under this Agreement or any related documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Royalty Purchase Agreement as of the date first set forth above.

AGIOS PHARMACEUTICALS, INC.

By:	/s/ Andrew Hirsch
Name: Andrew Hirsch
Title: Chief Financial Officer

RPI 2019 INTERMEDIATE FINANCE TRUST

By:	Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Cynthia Major
Name: Cynthia Major
Title: Banking Officer

Exhibit F-1

License Agreement

Incorporated by reference to Exhibits 10.11 and 10.12 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission